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                                                                     Exhibit 2.4


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         TELETOUCH COMMUNICATIONS, INC.

                                    * * * * *
                     Pursuant to Section 242 and Section 245
             of the General Corporation Law of the State of Delaware
                                    * * * * *

         TELETOUCH COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter, the "Corporation"), DOES HEREBY CERTIFY:

         FIRST:   The name of the corporation is TELETOUCH COMMUNICATIONS, INC.
The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 19, 1994 under the name of TELETOUCH COMMUNICATIONS, INC.

         SECOND: That by unanimous written consent of the Board of Directors of the Corporation resolutions were duly adopted setting forth this proposed Restated Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable, and directing that said amendment and restatement be considered at a special meeting of the stockholders of the Corporation.

         THIRD:   That this Restated Certificate of Incorporation restates and amends the certificate of incorporation of the Corporation, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Section 212 of the General Corporation Law of the State of Delaware.

         FOURTH: The text of the Certificate of Incorporation of the Corporation, as previously amended, is hereby further amended and restated to read in its entirety as follows:

                                    ARTICLE I

                                      NAME

         The name of the Corporation is TELETOUCH COMMUNICATIONS, INC.

                                   ARTICLE II

                     REGISTERED OFFICE AND REGISTERED AGENT

         The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19908, located in New Castle County. The



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name of the registered agent of the Corporation at such address is The
Prentice-Hall Corporation System, Inc.

                                   ARTICLE III

                                     PURPOSE

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                                 CAPITALIZATION

         The total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000). The total number of shares of common stock which the Corporation is authorized to issue is ninety-five million (95,000,000) and the par value of each such share of common stock is one-tenth of a cent ($.001) (the "Common Stock"). The total number of shares of preferred stock which the Corporation is authorized to issue is five million (5,000,000) and the par value of each such share of preferred stock is one-tenth of a cent ($.001) (the "Preferred Stock").

         The voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issue of such stock adopted by the Corporation's Board of Directors, in accordance with the provisions of Section 151 of the General Corporation Law of Delaware and the Board of Directors is expressly vested with authority to adopt one or more such resolutions.

         Section 1. Designation. Shares of Preferred Stock are designated as follows: 1,000,000 shares as the "Series C Preferred Stock" (the "Series C"). Each share of Series C shall be identical in all respects to every other share of Series C.

         Section 2. Definitions. As used herein with respect to Series C, the following terms shall have the following meanings:

         (a) The term "accrued dividends," with respect to any share of any class or series, shall mean an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends theretofore paid thereon.

         (b) The term "anniversary date" shall, mean each date that is the anniversary of May 17, 2002 or,if not a business day, the next following business day.

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         (c)    The term "business day" shall mean each Monday, Tuesday,
Wednesday, Thursday or Friday on which banking institutions in Dallas, Texas are not authorized or obligated by law, regulation or executive order to close.

         (d) The term "Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of May 17, 2002 by and among the Corporation, ING Prime Rate Trust, a Massachusetts business trust (formerly known as Pilgrim America Prime Rate Trust), and any other lender becoming a party thereto.

         (e) The term "FCC" means the United States Federal Communications Commission or any governmental body or agency succeeding to the functions thereof.

         (f) The term "junior stock" shall mean the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         (g) The term "parity stock" shall mean any other class or series of stock of the Corporation hereafter authorized which ranks on a parity with Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         Section 3. Dividends. Only after all amounts due under the Credit Agreement have been fully paid, the holders of shares of Series C shall be entitled to participate, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, pro rata with the holders of the shares of junior stock as though the Series C had been converted into such shares of junior stock with respect to any dividends declared and paid by the Corporation on junior stock.

         Section 4. Liquidation Rights. Only after all amounts due under the Credit Agreement have been fully paid, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, the assets of the Corporation shall be distributed among the holders of junior stock and Series C on an as converted basis and in each case according to their respective numbers of shares. For the purposes of this
Section 4, the merger or consolidation of the Corporation with any other corporation, including a merger in which the holders of the shares of Series C receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, or the reduction of the capital stock of the Corporation or any other form of recapitalization or reorganization affecting the Corporation shall not constitute a liquidation, dissolution or winding up of the Corporation.

         Section 5. Conversion Rights. Only after all amounts due under the Credit Agreement have been fully paid, each holder of shares of Series C shall have the right, at such holder's option, to convert all, but not less than all, such shares into shares of Common Stock of the Corporation at any time following the third anniversary date, and subject to the following terms and conditions:

         (a) The Series C shall be convertible at the principal office of the Corporation, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and

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non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation into a number of shares of Common Stock computed by dividing (1) the product of (A) the number of shares of Series C to be converted and (B) 22 by (2) the conversion price, determined as hereinafter provided, in effect at the time of conversion.

      (b) The price at which shares of Common Stock shall be delivered upon conversion of the shares of Series C shall initially be $0.50 (herein called the "conversion price") per share of Common Stock. The conversion price shall be adjusted in certain instances as provided in paragraph (e) below.

      (c) In order to convert shares of Series C into Common Stock the holder thereof shall surrender at the office or offices hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at said office or offices that such holder elects to convert such shares. Shares of Series C surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the shares of Series C to the opening of business on the date for payment of such dividend shall (except in the case of shares of Series C which have been called for redemption on a redemption date within such period) be accompanied by a payment of an amount equal to the dividend payable on such dividend payment date on the shares of Series C being surrendered for conversion. Except as provided in the preceding sentence, no payment or adjustment shall be made upon any conversion on account of any unpaid or accrued dividends on the shares of Series C surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

      Shares of Series C shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of the certificates for such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

      (d) No fractional shares of Common Stock shall be issued upon conversion of shares of Series C, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay cash in respect of such fraction in an amount equal to the same fraction of the Closing Price (as hereinafter defined) on the date on which the certificate or certificates for such shares were duly surrendered for conversion, or, if such date is not a Trading Day (as hereinafter defined), on the next Trading Day.

      (e) The conversion price and the number and kind of shares of capital stock of the Corporation issuable on conversion of the shares of Series C shall be adjusted from time to time as follows:

             (i) Stock Splits and Combinations. In case the Corporation shall subdivide its outstanding Common Stock into a greater number of shares, or combine its outstanding

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Common Stock into a smaller number of shares, the conversion price in effect immediately before the time when such subdivision or combination becomes effective shall be adjusted so that the holder of each share of Series C converted thereafter shall be entitled to receive the number of shares of Common Stock that such holder would have received if such shares of Series C had been converted immediately prior thereto at the conversion price then in effect. Such adjustment shall be made successively whenever any such event shall occur.

     (ii) Stock Dividends in Common Stock. In case the Corporation shall pay a dividend or make a distribution in shares of Common Stock on any class of capital stock of the Corporation, the conversion price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive such dividend or distribution shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock theretofore outstanding and of which the denominator is the sum of such number of shares and the total number of shares issued in such dividend or other distribution.

     (iii) Issuance of Rights or Warrants. In case the Corporation shall issue to holders of Common Stock rights or warrants entitling such holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price (as determined pursuant to clause (vii) below), the conversion price in effect immediately before the close of business on the record date fixed for the determination of stockholders entitled to receive such rights or warrants shall be reduced by multiplying such conversion price by a fraction, of which the numerator is the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and of which the denominator is the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the number of additional shares of Common Stock so offered for subscription or purchase. For the purpose of this clause (iii), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of such securities and the minimum aggregate amount (if any) payable upon conversion of such securities into Common Stock. Such adjustment shall be made successively whenever any such event shall occur. In case such rights or warrants are not issued after such a record date has been fixed, the conversion price shall be readjusted to the conversion price which would have been in effect if such record date had not been fixed.

     (iv) Distribution of Indebtedness, Securities or Assets. In case the Corporation shall distribute to holders of Common Stock (whether pursuant to a merger or consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Common Stock, rights or warrants referred to in paragraph (iii) above or a dividend payable exclusively in cash and other than as a result of a Fundamental Change), the conversion price in effect immediately

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     before the close of business on the record date fixed for the determination of stockholders entitled to receive such distribution shall be reduced by multiplying such conversion price by a fraction, of which the numerator is the Current Market Price (determined as provided in clause (vii) below) on such record date less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of such indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator is such Current Market Price. Such adjustment shall be made successively whenever any such event shall occur. In case such distribution is not made after such a record date has been fixed, the conversion price shall be readjusted to the conversion price that would have been in effect if such record date had not been fixed.

         (v) Extraordinary Dividends; Certain Tender and Exchange Offers. In case the Corporation shall pay a cash dividend to holders of Common Stock (other than pursuant to a Fundamental Change) in an aggregate amount that, when combined with the aggregate amount paid in respect of cash dividends within the preceding 12 months to the extent such amount has not already been applied in a prior adjustment pursuant to this paragraph, exceeds 10% of the product of the Current Market Price on the date fixed for payment of such dividend and the number of shares of Common Stock outstanding on such payment date, the conversion price in effect immediately before the close of business on such payment date shall be reduced by multiplying such conversion price by a fraction, of which the numerator is the Current Market Price on such payment date less the amount by which the amount of such dividend per share exceeds the Current Market Price and the denominator is such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following such payment date, and the holder of each share of Series C converted after the close of business on the record date fixed for determination of stockholders entitled to receive such dividend and prior to the close of business on such payment date shall also be entitled to receive, for each share of Common Stock received upon such conversion, the amount of such dividend per share of Common Stock. In case the Corporation, directly or indirectly, shall consummate a tender offer or exchange offer for all or any portion of the Common Stock and the sum of the amount of cash and the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of property paid in respect thereof is in excess of the product of the Current Market Price on the expiration date of such tender or exchange offer and the number of shares of Common Stock theretofore outstanding, such excess amount shall be treated as a cash dividend for purposes of the foregoing sentence. Such adjustment shall be made successively whenever any such event shall occur.

         (vi) Fundamental Change. In case any transaction or event (including without limitation any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets (a "Fundamental Change"), the holder of each share of shares of Series C outstanding immediately before such Fundamental Change shall have the right upon any subsequent conversion to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other

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     securities, cash and assets that such holder would have received if such share had been converted immediately prior thereto; provided, however, that if more than 80% of the value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of such stock, other securities, cash and assets consists of common stock of any corporation, such holder shall have the right to receive such number of shares of such common stock that such holder would have received if all of such value had consisted solely of such common stock. The Corporation agrees that it will not be a party to or permit any Fundamental Change to occur unless the foregoing provisions are included in the terms thereof. This paragraph shall similarly apply to any subsequent Fundamental Change.

         (vii) Current Market Price. For purposes of any computation under clauses (iii), (iv) and (v) above, the Current Market Price on any date means the average of the daily Closing Prices for five consecutive Trading Days selected by the Board of Directors commencing not more than 20 Trading Days before, and ending not later than, the earlier of such date and the day before the record date fixed for determination of stockholders entitled to receive any rights or warrants referred to in clause (iii), any distribution referred to in clause (iv) or any dividend referred to in clause (v) or, in the case of a tender or exchange offer referred to in clause (v), the expiration date thereof. Notwithstanding the foregoing, in the event there is no public market for the Common Stock, the Current Market Price per share of Common Stock on any date shall be established by the unanimous agreement of the Board of Directors of the Corporation in its sole discretion.

         (viii) Deferral of Certain Conversions Requiring Adjustment. In any case in which this paragraph (e) requires that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (A) issuing to the holder of any shares of Series C converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the conversion price in effect immediately before adjustment and
     (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (c) above. In any such case, the Corporation shall issue or cause a transfer agent to issue due bills or other appropriate evidence of the right to receive the shares the issuance of which is so deferred.

         (ix) Deferral of Small Adjustments. Any adjustment in the conversion price otherwise required by this Section 5 (except clause (ii) above) may be postponed until the date of the next adjustment otherwise required to be made if such adjustment (together with any other adjustments postponed pursuant to this clause (ix) and not theretofore made) would not require an increase or decrease of more than 1% in such conversion price and would not, if made, entitle the holders of all then outstanding shares of Series C upon conversion to receive additional shares of Common Stock equal in the aggregate to one-tenth of one percent (0.1%) or more of the then issued and outstanding shares of Common Stock. All calculations under this paragraph
     (e) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

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         (x)     Provisions Applicable to Other Classes of Stock. In the event that at any time, as a result of an adjustment made pursuant to clause (iv) or (vi) above, the holder of any shares of Series C becomes entitled to receive any shares of capital stock other than Common Stock of the Corporation, the number and kind of such other shares so receivable shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions concerning the Common Stock contained in clauses (i) through (ix) above, and the other provisions of this paragraph (e) concerning the Common Stock shall apply on like terms to any such shares.

         (xi) Voluntary Reduction in Conversion Price. The Board of Directors may make such reductions in the conversion price, in addition to those required by this paragraph (e), as shall be determined by the Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend or distribution of stock or rights to acquire stock or any event treated as such for Federal income tax purposes to the recipients.

         (xii) Authority of the Board of Directors. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this paragraph (e), and its action in so doing shall be final and conclusive.

     (f) Whenever the conversion price is adjusted as herein provided:

         (i) the Corporation shall compute and file with each transfer agent for the shares of Series C, if any, the adjusted conversion price in accordance with this Section 5 and shall prepare a certificate signed by the Corporation's treasurer setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based; and

         (ii) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall be mailed, as soon as practicable, to the holders of record of outstanding shares of Series C at their respective last addresses appearing on the books of the Corporation.

     (g) In case:

         (i) the Corporation declares a dividend or other distribution on its Comm on Stock payable otherwise than in cash out of its retained earnings which will result in an adjustment of the conversion price;

         (ii) the Corporation authorizes the issuance to the holders of its Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or any other subscription rights or warrants; or

         (iii) of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale, transfer or other

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     disposition of all or substantially all of the assets of the Corporation, or of any other transaction or event that would constitute or result in a Fundamental Change; or

          (iv) of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the Corporation shall file with each transfer agent for the shares of Series C, if any, and mail to the holders of record of the outstanding shares of Series C, at their respective last addresses appearing on the books of the Corporation, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, winding up or Fundamental Change is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, winding up or Fundamental Change. Failure to give notice as required by this paragraph (g), or any defect therein, shall not affect the validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, winding up or Fundamental Change, or the vote on any action authorizing such.

     (h) The Corporation shall at all times reserve and keep available, free frompreemptive rights, out of its authorized but unissued Common Stock, for the purpose of issuance upon conversion of shares of Series C, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series C then outstanding.

     If any shares of Common Stock required to be reserved for issuance upon conversion of shares of Series C require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued or freely transferred upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is quoted on the American Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of shares of Series C. The requirements of this paragraph shall apply only when shares of Series C shall have become freely transferable under the Federal securities laws.

     (i) The Corporation shall pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series C pursuant hereto, other than any tax in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C so converted were registered. No such issuance or delivery in a name other than that in which the shares of Series C were registered shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

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      (j)   For the purpose of this Section 5, "Common Stock" includes any stock of any class or series of the Corporation which has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and are not subject to redemption by the Corporation. Shares issuable upon conversion of shares of Series C, however, shall include only shares of the class designated as Common Stock as of the first date of issuance of shares of Series C or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and that have no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class or series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

      (k) As used in this Section 5, the term "Closing Price" on any day shall mean the reported last sale price per share of Common Stock on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, in each case on the American Stock Exchange, or if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose; and the term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Dallas, Texas are not authorized or obligated by law or executive order to close.

      (l) The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Section 5.

      (m) Upon any conversion that might, within the reasonable opinion of any holder of shares of Series C, be considered a change in control by the FCC or for the purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Corporation will seek any necessary approvals for such proposed change in control at its sole expense. If for any reason the FCC or any governmental instrumentality prohibits or enjoins the conversion that may result in such change of control, the Corporation will, at its sole expense, take all steps reasonably necessary or desirable to effect such change in control and obtain all necessary or desirable approvals with respect thereto.

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     Section 6. Voting Rights.

     (a) Except as otherwise provided herein and as otherwise required by applicable law, the shares of Series C shall have no voting rights; provided that each holder of shares of Series C shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

     (b) So long as any shares of Series C are outstanding, in addition to any other vote or consent of stockholders required by law or by this certificate of incorporation, the vote or consent of the holders of at least a majority of the shares of Series C calculated on an as converted basis voting separately as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i) any amendment, alteration or repeal of any of the provisions of the certificate of incorporation of the Corporation, which would alter or change the voting powers, preferences or special rights of shares of Series C so as to effect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any junior stock or any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking junior to any shares of Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences or special rights of the shares of Series C;

          (ii) any amendment or alteration of the certificate of incorporation of the Corporation to authorize or create or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to or in parity with shares of Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

          (iii) any merger or consolidation of the Corporation with or into any other entity other than a corporation, or any merger or consolidation of the Corporation with or into any other corporation unless the surviving or resulting corporation, or a corporation controlling such corporation that issues shares or securities in such merger or consolidation, will thereafter have no class or series of shares or other securities either authorized or outstanding ranking prior to the shares of Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up, except the same number of shares and the same amount of other securities with the same voting powers, preferences and special rights as the shares and securities of the Corporation respectively authorized and outstanding immediately before such merger or consolidation, and each share of Series C outstanding immediately before such merger or consolidation is changed thereby into the same number of shares, with the same voting powers, preferences and special rights, of such corporation;

provided, however, that if any such amendment, alteration or repeal would adversely effect the voting powers, preferences or special rights of the shares of Series C and any other series of preferred stock similarly entitled to vote upon the matters specified herein in substantially the same manner, it shall be sufficient if the holders of shares of Series C and all such other series of preferred stock so adversely effect vote thereon together as a single class, regardless of series.

     Section 7. Other Rights. The shares of Series C shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the certificate of incorporation.

     Section 8. Impermissible Payments. Until all amounts due under the Credit Agreement are paid in full, the holders of the Series C shall not receive or accept any payment from the Corporation related to such Series C (other than cash in lieu of fractional shares as set forth herein and other than Common Stock issued in exchange therefor). If the holders of the Series C receive any payment on the Series C (other than cash in lieu of fractional shares as set forth herein and other than Common Stock issued in exchange therefor) that the holders of the Series C are not entitled to receive hereunder, the holders of the Series C will hold the amount so received in trust for the benefit of the lenders party to the Credit Agreement and will forthwith turn over such payment to the lenders under the Credit Agreement in the form received (except for the endorsement of the holders of the Series C where necessary) for application to then-existing amounts due under the Credit Agreement (whether or not due), in such manner of application as the lenders under the Credit Agreement may deem appropriate. If the holders of the Series C fail to make any endorsement required hereunder, the lenders under the Credit Agreement, or any of their officers or employees or agents on behalf of the lenders under the Credit Agreement, are hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the holders of the Series C to make such endorsement in the holders of the Series C's name. For purposes hereof, the lenders under the Credit Agreement shall be third-party beneficiaries hereunder.

                                    ARTICLE V

                                    DIRECTORS

     Section 1. Number of Directors. The number of directors of the Corporation shall be set forth in the by-laws of the Corporation, which number may be increased or decreased pursuant to the by-laws of the Corporation. The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation.

     Section 2. Classified Board. The Board of Directors shall be classified, in respect solely to the time for which they shall severally hold office, by dividing them into three (3) classes, each such class to be as nearly as possible equal in number of directors to each other class. The first term of office of directors of the first class shall expire at the first annual meeting after their election, and thereafter such terms shall expire on each three (3) year anniversary of such date; the term of office of the directors of the second class shall expire on the one (1) year anniversary of the first annual meeting after their election, and thereafter such terms shall expire on each three (3) year anniversary of such one (1) year anniversary; and the term of office of the directors of the third class shall expire on the two (2) year anniversary of the first annual meeting after their election, and thereafter such terms shall expire on each three (3) year anniversary of such two (2) year anniversary. At each succeeding annual meeting, the stockholders shall elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director shall hold office for the term for which elected and until his successor shall be elected and qualify.

     Section 3. Removal. Pursuant to the authority granted by Section 141(k)(i) of the General Corporation Law of the State of Delaware, and notwithstanding anything to the contrary in the Corporation's by-laws, any director of this Corporation, or the entire Board of Directors of this Corporation, may be removed, with or without cause, by the vote of the holders of not less than two-thirds of the shares of stock then entitled to vote in an election of directors of this Corporation.

                                   ARTICLE VI

                             LIABILITY OF DIRECTORS

         No director of the Corporation shall be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 of the General Corporation Law of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit.

                                  ARTICLE VII

                                    DURATION

         The duration of the Corporation shall be perpetual.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         The Corporation, by action of its Board of Directors, shall indemnify its directors, officers, agents and/or employees to the fullest extent allowed by the General Corporation Law of Delaware, as such law is amended from time to time.

                                   ARTICLE IX

                                   AMENDMENTS

         Any amendment of this certificate of incorporation shall be made and effected only as set forth herein. The Board of Directors shall adopt a resolution, by affirmative vote of at least a majority of the directors then in office, at a meeting called for that purpose, setting forth the proposed amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment or directing that the proposed amendment be considered at the next annual meeting of stockholders. In order to be adopted, each proposed amendment to this certificate of incorporation must be approved by the affirmative vote of a majority of the outstanding shares of each class and series, if any, entitled to vote thereon.

                                   ARTICLE X

                         ELECTION REGARDING SECTION 203

     The Corporation expressly elects to be governed by Section 203 of the General Corporation Law of Delaware, regarding business combinations with interested stockholders.

                                   ARTICLE XI

                              DISQUALIFIED HOLDERS

     Section 4. Subject to Redemption. Notwithstanding any other provision of this certificate of incorporation to the contrary, outstanding shares of stock of this Corporation held by Disqualified Holders (as hereinafter defined in paragraph (b) of Section 2 of this Article XI) shall always be subject to redemption by the Corporation, by action of the Board of Directors, to the extent necessary, in the sole judgment of the Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the stock of this Corporation possessing prescribed qualifications. The terms and conditions of this redemption shall be as follows:

     (a)    the redemption price of the shares to be redeemed pursuant to this
Article XI shall be equal to the lesser of (A) the Fair Market Value (as hereinafter defined in paragraph (a) of Section 2 of this Article XI) of such shares and (B) the price paid for such shares by the Disqualified Holder, provided that such Holder purchased such shares within the year preceding the Redemption Date;

     (b) the redemption price of such shares may be paid in cash, Redemption Securities (as hereinafter defined in paragraph (d) of Section 2 of this Article
XI) or any combination thereof;

     (c) If less than all of the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, on a pro rata basis, or selection in any other manner determined by the Board of Directors;

     (d) at least ten days' written notice of the Redemption Date (as hereinafter defined in paragraph (c) of Section 2 of this Article XI) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by such holder), provided that the Redemption Date may be the date on which written notice shall be given to such record holders if cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be released;

     (e) on the Redemption Date, unless the Corporation shall have defaulted in paying or setting aside for payment the cash or Redemption Securities payable upon such redemption, any and all rights of Disqualified Holders in respect of the shares so redeemed (including without limitation any rights to vote or participate in dividends) shall cease and terminate, and from and after such Redemption Date such Disqualified Holders shall be entitled only to receive the cash or Redemption Securities payable upon redemption of the shares so redeemed; and

     (f) such other terms and conditions as the Board of Directors shall determine.

     Section 5. Definitions. For purposes of this Article XI:

     (a) "Fair Market Value" of a share of stock of this Corporation shall mean the definition of "Closing Price" as set forth in Section 5 of Article IV.

     (b) "Disqualified Holder" shall mean any holder of shares of any class or series of stock of the Corporation whose continued holding of such stock, either individually or taken together with the holding of shares of stock of the Corporation by any other holder or holders of shares of stock of the Corporation, may result, in the sole judgment of the Board of Directors of the Corporation, in the loss of, or the failure to secure the renewal or reinstatement of, any license or franchise from any governmental agency held by this Corporation or any of its subsidiaries to conduct any portion of the business of this Corporation or any of its subsidiaries.

     (c) "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of this Corporation pursuant to this Article XI.

     (d) "Redemption Securities" shall mean any debt or equity securities of this Corporation, any of its subsidiaries or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the sole opinion of the Board of Directors has a value, at the time notice of redemption is given pursuant to paragraph (d) of Section 1 of this Article XI, at least equal to the redemption price required to be paid pursuant to paragraph (a) of Section 1 of this Article XI.

     (e) Any determination made in good faith by the Board of Directors of the Corporation as to any matter arising under this Article XI shall be final and conclusive as to all persons.

                            [Signature page follows]

     (f)

     IN WITNESS WHEREOF, said TELETOUCH COMMUNICATIONS, INC. has caused this certificate to be duly signed by its President and attested to by its Secretary this _____ day of _________, 2002.

                                               TELETOUCH COMMUNICATIONS, INC.

                                               _______________________________
                                               By: J. Kernan Crotty, President

ATTEST:



_____________________________________
Susie M. Fowler, Secretary